EXHIBIT 99.1


     Contact:     Susan B. Railey
                  (301) 468-3120
                  Sharon Bramell                     FOR IMMEDIATE RELEASE
                  (301) 231-0351


                      AIM 85 DECLARES MONTHLY DISTRIBUTION
                          FOR JUNE OF 43 CENTS PER UNIT

                Includes Mortgage Proceeds of 41.5 Cents Per Unit

               Total for the Second Quarter is 92.5 Cents Per Unit

                           ---------------------------


     ROCKVILLE, MD, June 21, 2004 -- (AMEX/AII) The general partner of American Insured Mortgage Investors - Series 85, L.P. (AIM 85) today declared the monthly distribution for June 2004 in the amount of 43 cents per unit. Holders of record on June 30, 2004 will receive this amount as part of the second quarter distribution which will be paid on August 2, 2004.

The June distribution of 43 cents per unit includes the following:

o       1.5 cents per unit regular cash flow;
o 34.5 cents per unit mortgage proceeds due to the prepayment of the mortgage on Northwood Place; and
o 7 cents per unit additional mortgage proceeds from the prepayment of the mortgage on Waterford Green Apartments.

     Record dates for the AIM 85 distributions occur at the end of each month. Distributions are paid approximately one month after the end of each calendar quarter and include the three amounts declared during the quarter. The total distribution of 92.5 cents per unit for the second quarter of 2004 includes two cents per unit regular cash flow for April and May and 1.5 cents per unit regular cash flow for the month of June, plus 45.5 cents per unit mortgage proceeds for the month of May, plus 41.5 cents per unit mortgage proceeds for the month of June.

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